Exhibit 10.2

GUARANTY

GUARANTY (this “Guaranty”), dated as of April 23, 2018 (the “Effective Date”), made by CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC, CLNC Credit 4, LLC and any other Person when such Person joins the Repurchase Agreement (as defined below) as a Seller from time to time, each a Delaware limited liability company (collectively, the “Seller”), are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I.

DEFINED TERMS

(a) Unless otherwise defined herein, capitalized terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

“Available Borrowing Capacity” means, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by the Sponsor and its Subsidiaries under any credit facilities (excluding repurchase agreements and note on note facilities), but with respect to any such credit facility, solely to the extent that such available borrowing capacity is committed by the related lender.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means, as of any date of determination (i) marketable securities (a) issued or the principal and interest of which are directly and unconditionally guaranteed by the United States or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case with respect to clauses (i) and (ii) which mature within ninety (90) days after such date of determination.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Consolidated EBITDA” means, with respect to any Person for any period, Core Earnings plus an amount which, in the determination of Core Earnings for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income of such Person and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount), and (iii) preferred dividends.

“Consolidated Group Pro Rata Share” means, with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Guarantor and its Wholly Owned Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Guarantor and its Wholly Owned Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period.

“Consolidated Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.

“Consolidated Subsidiaries” means, with respect to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.

“Consolidated Tangible Net Worth” means, for any Person on any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of such Person and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of such Person and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).

“Consolidated Total Debt” means, with respect to any Person on any date of determination, the aggregate principal amount of all Indebtedness of the such Person and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction, (ii) exclude all Permitted Non-Recourse CLO Indebtedness and (iii) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Core Earnings” means, with respect to any Person for any period, net income determined in accordance with GAAP of such Person and its consolidated subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Sponsor and the offering in connection therewith, including the initial underwriting discounts and commissions, (iii) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (iv) real property depreciation and amortization, (v) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, (vi) extraordinary or non-recurring gains or losses and (vii) one-time expenses, charges or gains relating to changes in GAAP; provided that Core Earnings shall, solely with respect to the Core Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“GAAP” means, with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” means, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(a)

obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(b)

obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;

(c)	Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d)	obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e)	Capital Lease Obligations of such Person;

(f)	obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(g)	Indebtedness of others Guaranteed by such Person;

(h)	all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(i)	Indebtedness of general partnerships of which such Person is a general partner; and

(j)	all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Insolvency Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Intangible Assets” means, for any Person on any date of determination, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.

“Investment Company Act” means the Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

“Liquidity” means, for any Person and its Consolidated Subsidiaries, the sum of (a) cash and Cash Equivalents and (b) Available Borrowing Capacity.

“Non Wholly-Owned Consolidated Affiliate” means each Consolidated Subsidiary of the Guarantor in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Guarantor.

“Non-Recourse Indebtedness” means Indebtedness that is not Recourse Indebtedness.

“Permitted Non-Recourse CLO Indebtedness” means Indebtedness that is (i) incurred by a Subsidiary of Guarantor in the form of asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” and (ii) is Non-Recourse Indebtedness.

“Person” means, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.

“Repurchase Obligations” means all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller and Guarantor to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, and all interest and fees that accrue in connection with the Transaction Documents after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Specified GAAP Reportable B Loan Transaction” means a transaction involving either (i) the sale by the Guarantor or any Subsidiary of Guarantor of the portion of an investment consisting of an “A-Note”, and the retention by the Guarantor or any Subsidiary of Guarantor of the portion of such Investment Asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Guarantor or any of its Subsidiaries of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Guarantor’s consolidated balance sheet as assets and liabilities, respectively.

“Sponsor” means Colony NorthStar Credit Real Estate Inc., a Maryland corporation.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or any of its Subsidiaries shall be a “Swap Agreement”.

“Total Asset Value” means, with respect to any Person as of any date of determination, the net book value of the total assets of such Person and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of such Person and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the net book value of assets associated with any Permitted Non-Recourse CLO Indebtedness and (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

(k) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a) Guaranty of Obligations. The Guarantor’s guaranteed obligations (the “Guaranteed Obligations”) are as follows:

(i) Guarantor hereby irrevocably and unconditionally guarantees and promises to Buyer and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) subject to clause (iii) below, all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Transaction Documents (the “Limited Recourse Obligations”); (b) without duplication of any of the Limited Recourse Obligations, all reasonable out of pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and expenses) (collectively, “Costs”) that are incurred by Buyer in the enforcement of any obligation of Guarantor under this Guaranty; and (c) all actual losses, damages and Costs that are incurred by Buyer as a direct or indirect consequence of any of the following events:

(1) any fraud, intentional material misrepresentation, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents, any Purchased Asset or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(2) any Obligor’s or any of its Affiliates’ misapplication or misappropriation of any Income or other amounts received from any Purchased Asset;

(3) either Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or any remedies pursued by Buyer due to such Event of Default (other than defenses raised in good faith);

(4) either Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset or any Collateral, other than, in each case, liens that are permitted by the Transaction Documents;

(5) any material breach by Seller or Guarantor, or any of their respective Affiliates, of any representations and warranties contained in any Transaction Document relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any hazardous substances, in each case in any way affecting any or all of the Purchased Assets; provided, that the guarantee set forth in this Article II(a)(i)(c)(5) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure, or other similar proceeding;

(6) any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A) recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Buyer, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended; and

(7) any material breach of the separateness covenants contained in the Repurchase Agreement that results in the substantive consolidation of the assets and liabilities of Seller with those of Guarantor.

(ii) Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Article II(a)(iii) hereof with respect to the Limited Recourse Obligations shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Buyer and its successors and assigns, in lawful money of the United States, in immediately available funds, all of the Repurchase Obligations, when due, upon the occurrence of:

(1) with respect to any Obligor: (A) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Buyer); (B) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or assistance of any such Person or its Affiliates or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors.

(iii) Notwithstanding anything herein to the contrary, solely with respect to the Guaranteed Obligations set forth in clause (i)(a) of this Article II(a), the maximum aggregate liability of the Guarantor hereunder and under the Transaction Documents shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate Repurchase Price of all Purchased Assets. For the avoidance of doubt, once Guarantor has satisfied Article II(a)(i)(a) (subject to the limitations of this clause (iii) of this Article II(a)), Guarantor will not be responsible for Seller’s other payment obligations arising from and after such time under the Repurchase Agreement.

(b) Nature of Guaranty. Subject to Article II (a)(iii), this Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor until such time as the Guaranteed Obligations are paid or otherwise discharged and satisfied in full. This Guaranty may be enforced only by the action of Buyer and no other successor, endorsee, transferee or assignee (each, an “Assignee”) of Buyer’s rights and obligations under the Repurchase Agreement will have any right individually to seek to enforce or to enforce this Guaranty; provided, however, that any Assignee of 100% of Citibank, N.A.’s rights and obligations as “Buyer” under the Repurchase Agreement may enforce this Guaranty as successor Buyer under the Repurchase Agreement.

(c) Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, other than any notice to the Seller expressly required by the Repurchase Agreement or any other Transaction Document. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

(d) No Duty to Pursue Others. It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(e) Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Buyer to Seller or any purchases of the Purchased Assets made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Repurchase Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, (ix) any other action at any time taken or omitted by Buyer and (x) all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

(f) Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Buyer, pay Buyer all documented costs and expenses (including, without limitation, court costs and the reasonable attorneys’ fees and expenses of outside counsel) actually incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.

(g) Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof, received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Buyer shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

(h) Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable to Seller or Buyer for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Repurchase Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Buyer for a period of ninety-one (91) days following the final payment of the last of all of the Repurchase Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Buyer may determine.

(i) Taxes. In addition to and notwithstanding anything herein to the contrary, Guarantor, to the extent not paid by Seller, shall pay additional amounts to, and indemnify Buyer with respect to, Covered Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Guaranty to the same extent as the Seller would have paid such additional amounts and indemnified Buyer with respect to such Taxes under Article 5(j) of the Repurchase Agreement as if Guarantor were the Seller under the Repurchase Agreement; provided, however, that in no event shall amounts payable pursuant to this Article II(i) be in duplication of Limited Recourse Obligations or Costs payable pursuant to Article II(a)(i) of this Guaranty. Each provision of Article 5(j) of the Repurchase Agreement is incorporated by reference herein as applicable.

(j) Seller. The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Buyer, or any other parties, pertaining to the Repurchase Obligations.

(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller.

(c) Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Repurchase Obligations or the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.

(d) Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Repurchase Obligations and Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Repurchase Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason.

(e) Release of Obligors. Any full or partial release of the liability of Seller on the Repurchase Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations subject to Article II(a)(iii) in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantor, that other parties will be liable to pay or perform the Repurchase Obligations or Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the Repurchase Obligations or Guaranteed Obligations.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Repurchase Obligations or Guaranteed Obligations.

(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Repurchase Obligations or Guaranteed Obligations.

(h) Care and Diligence. Except to the extent the same shall result from the bad faith, gross negligence, willful misconduct, illegal acts or fraud of Buyer or its Affiliates, the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer (i) to take or prosecute any action for the collection of any of the Repurchase Obligations or Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Repurchase Obligations or Guaranteed Obligations.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Repurchase Obligations.

(j) Offset. The liabilities and obligations of the Guarantor to Buyer or its Affiliates hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Repurchase Obligations or Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Repurchase Obligations or Guaranteed Obligations (or the transactions creating the Repurchase Obligations or Guaranteed Obligations).

(k) Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

(l) Preference. Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.

(m) Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Buyer, any other action taken or omitted to be taken with respect to the Transaction Documents, the Repurchase Obligations, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations subject to Article II(a)(iii) when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into the Transaction Documents, Guarantor represents and warrants to Buyer as follows:

(a) Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

(b) Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the collateral intended to be pledged as security for the payment of the Repurchase Obligations or Guaranteed Obligations; however, as between Buyer and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty and agrees to keep adequately informed of any facts, events or circumstances that might, in any way, affect Guarantor’s risks hereunder.

(c) No Representation by Buyer. Neither Buyer nor any other party on Buyer’s behalf has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.

(d) Guarantor’s Financial Condition. As of the date hereof, Guarantor is, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(e) Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified, and in good standing in each jurisdiction where such licensing or qualification is necessary for the transaction of Guarantor’s business, except where failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect, (iii) has the power to own its properties and to transact the businesses in which it is now engaged.

(f) Authority. Guarantor represents that (A) it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and (B) each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(g) Due Execution. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.

(h) Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(i) Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty.

(j) Licenses and Permits. Guarantor possesses all rights, licenses, permits, and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where failure to be so licensed or authorized would not be reasonably expected to have a Material Adverse Effect.

(k) Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Guarantor, (B) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent that such breach would be reasonably likely to have a Material Adverse Effect, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, to the extent that such breach would be reasonably likely to have Material Adverse Effect, or (D) any Requirement of Law applicable to Guarantor in any material respect.

(l) Litigation/Proceedings. As of the date hereof, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (B) if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(m) [Intentionally Omitted].

(n) Compliance with Law. Guarantor is in compliance with all Requirements of Law applicable to the Guarantor to the extent that noncompliance would be reasonably likely to have a Material Adverse Effect. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority to the extent that any such default would be reasonably likely to have a Material Adverse Effect.

(o) Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act.

All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement.

ARTICLE V.

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Buyer that, until payment in full of all Guaranteed Obligations (other than inchoate obligations) and termination of the Repurchase Agreement:

(a) Guarantor Notices

(i) Default or Event of Default. Guarantor shall, as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Buyer of the occurrence of any Default or Event of Default with respect to Guarantor.

(ii) Other Defaults. Guarantor shall promptly, and in any event within two (2) Business Days after it acquired Knowledge thereof, notify Buyer of any default or event of default (or similar event) on the part of Guarantor (A) under any Indebtedness which default is a monetary default in an amount of at least the Guarantor Threshold or is a default (beyond any applicable notice and cure periods) that permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness in an amount of at least the Guarantor Threshold or (B) under other material Contractual Obligations of Guarantor which default in the case of this clause (B) is reasonably likely to result in an Event of Default.

(iii) Litigation and Judgments. Guarantor shall promptly (and in any event within two (2) Business Days after Knowledge thereof) notify Buyer of the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding affecting Guarantor or any of its Subsidiaries which (A) relates to a Purchased Asset, (B) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (C) makes a claim against Guarantor in an aggregate amount greater than the Guarantor Threshold or (D) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(iv) Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Buyer not less than ten (10) Business Days prior written notice before the taking of such action.

(b) Reporting. Guarantor shall deliver (or cause to be delivered) to Buyer all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(b) of the Repurchase Agreement.

(c) Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty.

(d) Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject and (iii) any Requirement of Law applicable to it, in each case, to the extent that any non-compliance therewith would result in a Material Adverse Effect.

(e) Books of Record and Accounts. Guarantor shall at all times keep proper books, records and accounts in which entries that are full, true and correct shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied.

(f) Taxes and Other Charges. Guarantor shall timely file all income, franchise and other tax returns required to be filed by it and shall pay and discharge all taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(g) Due Diligence. Guarantor shall permit Buyer to conduct continuing due diligence in accordance with Article 28 of the Repurchase Agreement.

(h) No Change of Control. Guarantor shall not, without the prior consent of Buyer, permit or suffer a Change of Control to occur.

(i) [Intentionally Omitted].

(j) Limitation on Distributions. During the continuation of any Default or Event of Default which has occurred or the continued breach of any of the financial covenants set forth in Article V(l) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided that, Guarantor may distribute the minimum amount of cash required to be distributed so that Sponsor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code.

(k) Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.

(l) Financial Covenants. Guarantor shall at all times satisfy the following financial covenants, as determined quarterly following the end of each fiscal quarter of Guarantor on a consolidated basis in accordance with GAAP, consistently applied:

(i) Minimum Liquidity. Liquidity at any time shall not be less than the lower of (i) Fifty Million Dollars ($50,000,000.00) and (ii) the greater of (A) Ten Million Dollars ($10,000,000.00) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness;

(ii) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth at any time shall not be less than the sum of (i) $2,105,000,000.00, and (ii) seventy-five percent (75%) of the net cash proceeds thereafter received by the Guarantor (x) from any offering by the Guarantor of its common equity and (y) from any offering by the Sponsor of its common equity to the extent such net cash proceeds are contributed to the Guarantor, excluding any such net cash proceeds that are contributed to the Guarantor within ninety (90) days of receipt of such net cash proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Guarantor (or any direct or indirect parent thereof);

(iii) Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio at any time may not exceed 0.75 to 1.00; and

(iv) Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (i) Consolidated EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Consolidated Interest Expense for such period shall not be less than 1.40 to 1.00.

(m) Non-Assignability. Guarantor may not assign any of its rights or obligations under this Guaranty or any other Transaction Document without the prior written consent of Buyer and any attempt by Guarantor to assign any of its rights or obligations under this Guaranty or the other Transaction Documents without the prior written consent of Buyer shall be null and void.

(n) MFN Covenant. Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that the Guarantor, Seller or any Subsidiary of the Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to the Guarantor for which there is no corresponding covenant in this Article V at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in this Article V and such financial covenant is more restrictive as to the Guarantor than the corresponding covenant in this Article V as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) the Guarantor shall promptly notify Buyer in writing of the effectiveness of such MFN Covenant and (B) in the sole discretion of Buyer this Article V will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in this Article V (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to the Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to Buyer of the same (each an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, the financial covenants in this Article V will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of the Guarantor to be any less restrictive than the financial covenants expressly set forth in clause (l)(i) through (iv) of this Article V. Promptly upon request by Buyer, the Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

ARTICLE VI.

SET-OFF

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Buyer a right, during the continuance of an Event of Default which has occurred, to set-off, without notice to Guarantor, any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Guarantor to Buyer or any Affiliate of Buyer against (i) any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Buyer or its Affiliates to Guarantor, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time during the continuance of an Event of Default which has occurred, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Guarantor under the Transaction Documents or this Guaranty, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY GUARANTOR UNDER THIS GUARANTY, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

ARTICLE VII.

MISCELLANEOUS

(a) Waiver. No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Buyer hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Buyer and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b) Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by telecopier (with answerback acknowledged), provided that such telecopier notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Buyer, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and Person as shall be designated from time to time by Guarantor or Buyer, as the case may be, in a written notice to the other in the manner provided for in this Article VII(b). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (3) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (4) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopier notice was also delivered as required in this Article VII or (5) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article VII. A party receiving a notice that does not comply with the technical requirements for notice under this Article VII may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attn: Richard Schlenger
Tel: (212) ###-####
Email: ##########@citi.com

with a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Brian Krisberg, Esq.
Tel: (212) ###-####
Email: ##########@sidley.com

Guarantor:	Credit RE Operating Company, LLC c/o CLNC Manager, LLC 590 Madison Avenue, 34th Floor New York, New York 10022 Attn: David A. Palamé Tel: (212) ###-#### Email: ##########@clns.com

with a copy to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attn: Daniel L. Stanco, Esq. Tel: (212) ###-#### Email: ##########@ropesgray.com

(c) GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(d) SUBMISSION TO JURISDICTION; WAIVERS.

(i) Guarantor irrevocably and unconditionally (A) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(ii) To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction.

(iii) Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VII(d) shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions, and nothing in this Article VII(d) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Buyer or its property in the courts of other jurisdictions.

(iv) GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e) Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(f) Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Buyer.

(g) Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one Person, the obligations and liabilities of each such Person shall be joint and several. Buyer may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Repurchase Agreement.

(h) Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(i) Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(j) Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantor. The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(k) Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Buyer with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Buyer as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Buyer relating to the subject matter hereof.

(l) Intent. Guarantor intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Sujan S. Patel
Name:	Sujan S. Patel
Title:	Vice President

[Signature Page to Guaranty]